Exhibit 10.3

July 2, 2015

Bruce Seeley

Delivered via email

Dear Bruce:

On behalf of CTI Biopharma Corp. (CTI), we are very pleased to offer you the position of Executive Vice President & Chief Commercial Officer, reporting to me.

This position is determined to be exempt from overtime under federal and state law.  Your base salary will be payable on a semi-monthly basis at the annual rate of $375,000.  Performance is reviewed on an annual basis.  As an employee, you will participate in the benefits program offered by the Company, including vacation and sick leave and the group medical and life insurance plans provided. You will receive 4 weeks of discretionary time off per year (Vacation will accrue at 3 weeks per year and you will receive 5 floating/personal holidays per calendar year).

As part of the compensation program, you will also be eligible to receive a discretionary short term bonus (currently targeted at 30% of base pay for 2015, with a range to 75% of base pay) and long term incentives such as stock options.  Since the program may change from time to time, explanatory literature and an orientation to the current Company benefits and compensation program will be provided at the time you report to work.

We will recommend to CTI's Board of Directors that you be granted 300,000 shares of CTI Common Stock.  Such restricted shares shall vest over a period of three years from your hire date, wherein 1/3 or 100,000 shares will vest after each year of service, and all 300,000 shares shall be unrestricted after three years of service. Please bear in mind that these shares would be subject to any splits (forward or reverse) at the time of Board approval.

Additionally, we will recommend to the Compensation Committee of the Board of Directors that a stock ownership plan specifically be created for you that are in line with the current section 16 officer equity programs.

As an Executive Vice President you will also qualify for the Strategic Management Team Severance Agreement.  This effective date of this agreement will be your employment start date with CTI, and the actual document will be provided to you within 30 days of your employment start date.

Bruce Seeley

Page Two

June 30, 2015

We are excited about having you as a part of the CTI team.  We believe you to be a key participant in CTI’s future success.  Upon receipt of this letter, you have until July 9, 2015 to accept or decline this offer. If you accept this offer, please sign and date the original copies of this letter, return it to us and keep a copy for your files.  We will also provide you an Employee Invention and Proprietary Information Agreement that we require all employees to sign prior to commencing employment with the Company.  Please review and sign and return it for the Company's signature, and we will return a copy to you for your records.

Neither CTI's offer nor your acceptance of it constitutes a contract or covenant of employment; your employment is "at will" and may be terminated at any time either by you or by CTI, with or without cause.

We look forward to you joining the CTI Team.  If you have any questions about this offer, please give me or Steve Cope a call.

Sincerely,

/s/ James Bianco

James Bianco, M.D.

President & Chief Executive Officer

CTI Biopharma Corp.

Enc. (2)

Acceptance of the above offer:

I accept the offer contained herein and will report to work on 7/27/15.

Signature	/s/ Bruce Seeley	Date	7/2/15